EXHIBIT 3.5

                             C E R T I F I C A T E

CANADA
PROVINCE OF ALBERTA

     I HEREBY CERTIFY the registration this day of a certified copy of a Special Resolution, confirmed by an Order of Mr. L. Alberstat, Master in Chambers, dated the 11th day of March, A.D. 1982, amending the provisions of the Memorandum of Association of KAYTY EXPLORATION LTD., so as to reorganize its authorized capital:

FROM:     Twenty Million (20,000,000) shares without nominal or par value.

TO: Twenty Million (20,000,000) Common Shares without nominal or par value and Ten Million (10,000,000) Preferred shares without nominal or par value.

BY: The designation of the Twenty Million (20,000,000) shares without nominal or par value as Twenty Million (20,000,000) Common Shares without nominal or par value;

          The creation of Ten Million (10,000,000) new Preferred Shares without nominal or par value; and

          Attaching to the classes of share each such rights and restrictions as set forth in the copy of the Special Resolution so filed.

                                   GIVEN under my hand and seal at Edmonton, this fifteenth day of March, one thousand nine hundred and eighty-two.

                                   /s/ Name Illegible
                                   --------------------------------------------
                                           Office of the Registrar of
                                                Corporations


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                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA
                          JUDICIAL DISTRICT OF CALGARY

                  IN THE MATTER OF THE COMPANIES ACT, being
                  Chapter C - 20 of the Revised Statutes of
                  Alberta, 1980;

                  AND IN THE MATTER OF the Reorganization of the share capital of KAYTY EXPLORATION LTD.

BEFORE THE MASTER              )         At the Court House, on the
                               )         11TH day of March, A.D.
                               )         1982.
IN CHAMBERS                    )

                                    O R D E R
                                    ---------

     UPON the Application of the above named KAYTY EXPLORATION LTD. whose registered office is situated at the City of Calgary, in the Province of Alberta and UPON HEARING what was alleged by Counsel for the Company and UPON READING the Affidavit of James Russell Britton,

     THIS COURT DOTH ORDER that the reorganization of the share capital of the said Company proposed by the special resolution of the said Company passed pursuant to the Company's Articles of Association and which special resolution is set out in a schedule to this Order be and the same is hereby confirmed in accordance with Section 38 of The Companies Act.

     AND IT IS ORDERED that the said Company shall within fifteen (15) days of the date of this Order file with the Registrar of Companies an office copy of this Order.

                                        /s/ Name Illegible
                                        ----------------------------------------
                                        MASTER OF THE COURT OF QUEEN'S
                                        BENCH OF ALBERTA
/s/ Name Illegible
-----------------------------
CLERK OF THE COURT OF QUEEN'S
BENCH OF ALBERTA


                                       2
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                     CERTIFIED COPY OF SPECIAL RESOLUTION OF
                   THE SHAREHOLDERS OF KAYTY EXPLORATION LTD.

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The 20,000,000 existing shares of the Company are redesignated as "Common Shares without nominal or par value".

2. The capital of the Company is increased by the creation 10,000,000 Preferred Shares without nominal or par value.

3.   Clause IV of the Memorandum of Association be amended to read as follows:

     "IV. The authorized capital of the Company is:

          a) 20,000,000 Common Shares without nominal or par value. The capital of the Company may be increased, divided, converted, consolidated and dealt with in accordance with the law then prevailing or new capital may be issued having attached thereto any preferred, special, qualified, or deferred rights, privileges, conditions or restrictions, including any preference or priority in the payment of dividends or the distribution of assets, voting or otherwise, over any other shares whether common or preferred, and whether or not issued.

          b)   10,000,000 Preferred Shares without nominal or par value."

4.   Clause IVB be added to the Memorandum of Association, to read as follows:

     "The Preferred Shares without nominal or par value (hereinafter referred to as the "Preferred Shares") shall have attached thereto and be subject to the following provisions:

          a) The Preferred Shares shall have preferred rights as to dividends as determined by the Directors of the Company in accordance with Clause IBV(b) hereof.

The Preferred Shares may from time to time be issued in one or more series, each series to consist of such number of shares as may before the issue thereof be determined by the Directors who may be resolution fix from time to time before the issue thereof the designation, preferences, rights, restrictions, conditions and limitations attaching to the Preferred Shares of each series including, without limiting the generality of the foregoing, the rate and nature of preferential dividends, the date of payment thereof, the redemption price and conditions of redemption, if any, conversion rights and conditions of conversion, if any, and voting rights, if any."


                                       3
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     I, the undersigned, JAMES R. BRITTON, Secretary-Treasurer of KAYTY
EXPLORATION LTD. do hereby certify under the seal of the Company that the foregoing is a true and correct copy of a Special Resolution of the Shareholders of Kayty Exploration Ltd., which was consented to by all of the Shareholders of the Company on the 9th day of March, 1982 and is of full effect as of the date hereof.

     DATED the 9th day of March, 1982.

                                        /s/ James R. Britton
                                        ---------------------------------------
                                        James R. Britton